Exhibit 10.2

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
2016 EXECUTIVE SEVERANCE PLAN
PARTICIPATION AGREEMENT

This Participation Agreement (“Agreement”) is between Schweitzer-Mauduit International, Inc. (the “Company”) and [INSERT NAME] (the “Participant”).

WHEREAS, the Company’s Board of Directors has adopted the Schweitzer-Mauduit International, Inc. 2016 Executive Severance Plan, effective as of

November 1, 2016 (“Plan”), to provide certain benefits to Participants upon a qualifying termination of employment, as contemplated under the Plan;

WHEREAS, the Administrator (as defined in the Plan) has approved the Participant’s participation in the Plan; and

WHEREAS, the severance benefits payable by the Company to the Participant as provided herein are intended to provide reasonable compensation to the Participant following a qualifying termination of employment given the specific circumstances of the Participant’s employment with the Company.

NOW, THEREFORE, to evidence the Participant’s participation in the Plan, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant agree as follows.

1.    Plan. The terms of the Plan are specifically incorporated herein as a part of this Agreement, and this Agreement shall be a part of and governed by the terms of the Plan, as amended from time to time subject to the limitations on amendments in Section 7.6 of the Plan. The Participant is an intended third-party beneficiary of the Plan.

2.    Definitions. The capitalized terms used, but not defined in this Agreement shall have the meaning set forth in the Plan.

3.    Term.    This Agreement shall terminate upon the earliest of (i) the date of termination of the Participant’s employment by the Company if no severance benefits are payable under the Plan; (ii) the date the Company satisfies its obligation, if any, to make payments and provide benefits to the Participant pursuant to the Plan; and (iii) the termination of the Plan in accordance with Section 7.6 of the Plan prior to the date the Participant terminates employment with the Company.

4.    Severance Multiple. The Participant’s Severance Multiple for purposes of determining the level of severance pay and benefits to be provided under Section 4.2 of the Plan shall equal [__________] months.

5.     No Obligation to Mitigate Damages; No Effect on Other Contractual Rights. The Participant shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Participant as the result of employment by another employer after his termination, or otherwise.

6.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7.    Complete Agreement. This Agreement and the Plan constitute the complete agreement between the Participant and the Company concerning termination and severance arrangements and it supercedes and replaces in its entirety any prior written or oral understandings entered into between the Participant and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the ___ day of ___________, 20___.

SCHWEITZER-MAUDUIT
INTERNATIONAL, INC.

By:
For the Administrator

PARTICIPANT

Print Name: _______________________________

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